Exhibit 1
News release via Canada NewsWire, Toronto 416-863-9350

    Attention Business Editors:
    Breakwater Announces Voluntary U.S. Deregistration and Termination of
    SEC Reporting

    TORONTO, June 27 /CNW/ - Breakwater Resources Ltd. (TSX - BWR) (the
"Company") announces its intention to file a Form 15F with the U.S. Securities
Exchange Commission (the "SEC") to terminate the registration of its shares under the Securities Exchange Act of 1934, as amended (the "Exchange"). The
Company expects that this termination of registration will become effective no later than 90 days after its filing with the SEC. Immediately upon filing of the Form 15F, the Company will no longer be required to file certain reports, including Form 40-F and 6-K, with the SEC.
    As a TSX-listed reporting issuer, the Company will continue to meet its
Canadian continuous disclosure obligations through filings with the applicable
Canadian securities regulators. All of the Company's filings can be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at
www.sedar.com.
    The Company is not listed on any U.S. exchange and administrative burdens and increasing costs associated with being a United States reporting company have significantly increased in the past few years, particularly in light of
SEC Sarbanes-Oxley requirements. Overall, these administrative burdens and their associated costs far outweigh any benefits derived from the Company's foreign issuer status with the SEC.

    %CIK: 0000782875

    /For further information: Jason C. Stevens, Executive Vice President,
Legal and Corporate Affairs & Secretary, (416) 363-4798 Ext. 275,
JStevens(at)breakwater.ca/
    (BWR.)

CO:  Breakwater Resources Ltd.

CNW 16:30e 27-JUN-07